Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.001 per share	928,315	(2)	$18.87	$17,517,304	$537.78

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the Nasdaq Global Select Market on December 14, 2007.

(2)	Includes 928,315 shares issuable upon the exercise of a warrant to purchase shares of our common stock. The common stock registered hereby shall, in accordance with Rule 416 under the Securities Act, also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-148209

Prospectus Supplement to Prospectus dated December 20, 2007

MACROVISION CORPORATION

928,315 Shares of Common Stock

Issuable Upon Exercise of a Warrant

This prospectus supplement supplements the prospectus dated December 19, 2007. This prospectus supplement relates to the potential resale from time to time by the selling security holder named herein of up to 928,315 shares of our Common Stock, par value $0.001 per share, that may be acquired by the selling security holder upon the exercise of a warrant we issued to the selling security holder in connection with our purchase of assets from the selling security holder.

We will receive proceeds if the selling security holder exercises the warrant in cash. However, we will not receive any proceeds from any sale by the selling security holder of the common stock covered by this prospectus supplement.

Investing in the Common Stock involves risks. See “ Risk Factors” beginning on page S-1 of this prospectus supplement.

The last reported sale price of the Company’s Common Stock on the Nasdaq Global Select Market on December 18, 2007 was $18.61.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers, regardless of the time of their delivery or any sale of the Common Stock (as described herein).

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the prospectus dated December 19, 2007. You should read the prospectus and this prospectus supplement together for a complete description of offering.

This prospectus supplement relates to the resale by the selling security holder listed under the “Selling Security Holder” of up to 928,315 shares of our common stock issuable upon exercise of an outstanding warrant. We issued the warrant to the selling security holder in connection with our acquisition of certain assets from the selling security holder pursuant to a definitive Asset Purchase Agreement, dated November 17, 2007 (the “Agreement”). Under the terms of the Agreement, we may issue the selling security holder a total of three warrants for our common stock, valued at an aggregate of $15 million as of the closing date, November 21, 2007. The 928,315 shares issuable upon exercise of an initial non-contingent warrant issued pursuant to the Agreement are registered for resale by this prospectus supplement. The remaining two warrants are subject to performance milestones.

The selling security holder may sell its shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. It may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling security holder or from the purchasers, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus supplement entitled “Plan of Distribution.”

The non-contingent warrant to purchase up to 928,315 shares of our common stock has an exercise price of $35.45 per share, and a term of 5 years. The warrant contains a net exercise provision.

R ISK FACTORS

You should carefully consider the following risks and uncertainties before you invest in our common stock. Investing in our common stock involves risk. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, “Note Regarding Forward Looking Statements.”

The success of our business depends on the continued use by major movie studios of our video content protection technology.

If major motion picture studios were to determine that the benefits of our technology do not justify the cost of licensing the technology, then demand for our technology would decline. Historically, we have derived a significant percentage of our net revenues and operating income from fees for the application of our patented video content protection technology to various video formats, including prerecorded videocassettes, DVDs and digital PPV and VOD programs.

Any future growth in revenues from these fees will depend on (a) growth in the various media formats, including the Blu-Ray format, (b) increased use of our video content protection technology on a larger number of videocassettes, DVDs, digital PPV/VOD programs or PCs, or (c) increases in usage fees or royalties. To increase or maintain our market penetration, we must continue to persuade content owners that the cost of licensing our technology is outweighed by the increase in revenues that content owners and retailers gain as a result of using content protection, such as revenues from additional sales of the copy protected material or subsequent revenues from other distribution channels.

Any decline in demand for our video content protection technology, including a change of video content protection policy by the major motion picture studios, or a decline in sales of prerecorded videocassettes and DVDs that are encoded with our video content protection technology due to a shift from physical media distribution to digital distribution or otherwise, or additional declines in our average unit royalties, would have a material adverse effect on our business. If one or more of the motion picture studios were to withdraw its support for our content protection technologies or otherwise determine not to copy protect a significant portion of prerecorded videocassettes, DVD or digital PPV/VOD programs, our business would be harmed.

Our operating results may fluctuate, which may adversely affect the price of our common stock.

Our quarterly and annual revenues, expenses and operating results could vary significantly in the future and period-to-period comparisons should not be relied upon as indications of future performance. Due to limited visibility in predicting software licensing revenues and, particularly, revenues that are generated from perpetual licenses (under which license fee revenue is recognized upfront on a one-time basis), we may experience volatility in revenues which may cause us to not be able to sustain our revenue levels, or our rate of revenue growth, on a quarterly or annual basis. In addition, we may be required to delay or extend recognition of revenue on more complex licensing arrangements as required under generally accepted accounting principles in the United States. Fluctuations in our operating results has in the past caused, and may in the future cause, the price of our common stock to decline.

Other factors that could affect our operating results include:

•	The timing and number of releases of popular movies on videocassettes, DVDs or by digital PPV/VOD transmission;

•	The ability of the Motion Picture Association of America (MPAA) studios utilizing our content protection technology to produce a sufficient number of major releases annually;

•	The acceptance of our content protection technologies by major motion picture studios and software companies;

•	The amount by which theatrical content is being replaced by television content, and the extent to which entertainment producers decide to apply our protection technologies to television content;

•	Expenses related to, and the financial impact of, possible acquisitions of other businesses and the integration of such businesses;

•	The acceptance of our software solutions (electronic licensing, installation, update service, software asset management, packaging) by software vendors and end-user organizations;

•	The timing and ability of signing high-value hardware licensing settlement agreements during a specific period;

•

The potential that we may not be in a position to anticipate a decline in revenues in any quarter until (i) late in the quarter due to the closing of new sales agreements late in the quarter or (ii) after the quarter ends due to the delay inherent in reporting from certain licensees;

•	The extent to which new content technologies or formats replace technologies to which our solutions are targeted;

•

Adverse changes in the level of economic activity in the United States or other major economies in which we do business as a result of the threat of terrorism, military actions taken by the United States or its allies, or generally weak and uncertain economic and industry conditions;

•	The timing and popularity of releases of computer software CD-ROM multimedia titles;

•	The extent to which various hacking technologies are viewed by our customers to undermine and devalue our technologies; and

•

The extent to which we are able to transition our market leading position in optical media (i.e., packaged media) content protection and our DRM patents into digital content value management via the Internet.

If our entertainment technologies customers decide to focus on other methods to inhibit piracy, the demand for our products may decrease and our business would be harmed.

We have been successful historically in licensing our content protection technologies to control unauthorized casual consumer copying. Other content piracy sources include camcorders in movie theaters, peer-to-peer file sharing services and PC-based DVD copying software. To the extent that our customers spend money to prevent or litigate or support legislative initiatives against these other piracy sources, they may reduce spending on our technology. Additionally, if our customers are unable to prevent their content from becoming available through these other piracy sources, they may consider our technology to be less valuable. In either event, our business would be harmed.

As our entertainment technologies customers try to minimize costs, they may decrease their content protection usage or negotiate decreases in their usage fees, which may result in a substantial decline in our entertainment related revenues.

The retail prices of DVDs are falling. As retail prices drop, consumers trend toward purchases rather than rental of DVDs, therefore causing studios to face increased pressure to trim manufacturing expenses. This includes cutting back their content protection usage, as well as negotiated reductions in their usage fees. Recently, diminishing margins that studios have been experiencing have contributed to a reduction in the prices we can charge them to include our video content protection technology in their products. As such, we have experienced a decline in our entertainment technologies’ per-unit revenue associated with DVDs in the last two years and we have seen our usage fees on a per unit basis decline over time. Even though we have contracts with minimum annual volume commitments, it is possible for some studios to copy protect a smaller percentage of their titles and still achieve their minimum volume commitments. In addition, some studios choose to copy protect selected titles, or choose to not use any copy protection, and their actions may influence other studios to do the same, which could harm our business.

We experience seasonality in our operating results, which may affect the price of our common stock.

Because of the nature of the products that we offer, we have experienced significant seasonality in our business, and our business is likely to be affected by seasonality in the future. We have typically experienced our highest revenue in the fourth quarter of each calendar year followed by lower revenue and operating income in subsequent quarters of the next year. We believe that this trend has been principally due to the tendency of our customers to release their more popular movies and games during the year-end holiday shopping season as well as the pronounced fourth quarter seasonality in the software business.

We depend on a small number of key customers for a high percentage of our entertainment-related revenues and the loss of a significant customer could result in a substantial decline in our revenues and profits.

Our customer base and our entertainment-related revenue are highly concentrated among a limited number of customers, primarily due to the fact that the MPAA studios dominate the motion picture industry and the loss of any one customer would have a significant adverse impact on our entertainment related business. Historically, we have derived the majority of our entertainment-related revenue from a relatively small number of customers. No customer accounted for more than 10% of our net revenues in 2006, 2005 or 2004.

We expect that revenues from the MPAA studios will continue to account for a substantial portion of our net revenues for the foreseeable future. We have multi-year agreements with some of the major home video companies for copy protection of all or a substantial part of their videocassettes and/or DVDs in the U.S. As these agreements expire, they may or may not be renewed, or, if renewed, may be at substantially reduced per unit prices and on other terms less favorable to us than the existing agreements. Changes in management, ownership or control of the MPAA studios could affect the renewal of their contracts with us. The failure of any one of these customers to renew its contract, or to enter into a new contract with us on terms that are favorable to us, would likely result in a substantial decline in our entertainment-related revenue and operating income, and our business would be harmed.

We depend on signing high-value license agreements with major software customers for our FLEXnet product and the inability to sign or complete these agreements could result in a decline or deferral of our revenue and profits in any particular reporting period.

Currently, a material portion of our FLEXnet revenues are generated from perpetual licenses, under which license fee revenue is generally recognized up front on a one-time basis, combined with an annual maintenance fee that is ratably recognized generally over a 12-month period. Failure to close a small number of high-value perpetual licenses during any period could result in a decline in our revenues and profits. We currently offer our customers the choice between a perpetual license and a time-based license, the latter of which results in ratable recognition of the license fee over the term of the license, which is generally 12 months.

We have limited control over existing and potential customers’ and licensees’ decisions to include our technology in their product offerings.

In general, we are dependent on our customers and licensees—including producers and distributors of content for films, videos, software and games—to incorporate our technology into their products. Although we have license agreements with many of these companies, many of these license agreements do not require any minimum purchase commitments, or are on a non-exclusive basis, or do not require incorporation of our technology in their products. Furthermore, while we may be successful in obtaining mandatory status for our technology in one or more industry standards, there is no guarantee that products associated with these standards will be successful in the market. Our licensees and other manufacturers might not utilize our technology in the future. If this were to occur, our business would be harmed.

A significant portion of our revenues is derived from international sales. Economic, political, regulatory and other risks associated with our international business could have an adverse effect on our operating results.

International and export sales together represented 45%, 43% and 42% of our consolidated net revenues in 2006, 2005 and 2004, respectively. We expect that international and export sales will continue to represent a substantial portion of our net revenues for the foreseeable future. Our future growth will depend to a large extent on worldwide acceptance and deployment of our content protection and DRM solutions for digital PPV networks, DVDs, and consumer software. Worldwide adoption of our FLEXnet software solutions will also be an important driver of future growth.

To the extent that foreign governments impose restrictions on importation of programming, technology or components from the U.S., the requirement for content protection and rights management solutions in these markets could diminish. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S., which increases the risk of unauthorized use of our technologies and the ready availability or use of circumvention technologies. Such laws also may not be conducive to copyright protection of digital content and software, which may make our content protection technology less effective and reduce the demand for it.

Because we sell our products worldwide, our business is subject to the risks associated with conducting business internationally, including:

•	foreign government regulation;

•	changes in diplomatic and trade relationships;

•	changes in, or imposition of, foreign laws and regulatory requirements;

•	changes in, or weakening of copyright and intellectual property (patent) laws and support for content protection and DRM technologies;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	tariffs or taxes and other trade barriers and restrictions;

•	fluctuations in our net effective income tax rate driven by changes in the percentage of revenues that we derive from international sources;

•	changes in a specific country’s or region’s political or economic condition, including changes resulting from the threat of terrorism;

•	difficulty in staffing and managing foreign operations; and

•	fluctuations in foreign currency exchange rates.

Our business could be materially adversely affected if foreign markets do not continue to develop, if we do not receive additional orders to supply our technologies or products for use in foreign prerecorded video, PPV and other applications requiring our content protection solutions or if regulations governing our international businesses change. For example, our products are eligible for export under the U.S. Export Administration Act and U.S. export regulations. We have implemented a program to comply with these laws and regulations, but cannot guarantee that any particular product can be exported to any particular location at any particular time. Any changes to the statute or the regulations with respect to export of encryption technologies could require us to redesign our products or technologies or prevent us from selling our products and licensing our technologies internationally.

If we fail to develop and deliver innovative technologies in response to changes in the entertainment industry, our business could decline.

The markets for our products and technologies are characterized by rapid change and technological evolution. We will need to continue to expend considerable resources on research and development in the future in order to continue to design and deliver enduring, innovative entertainment products and technologies. Despite our efforts, we may not be able to develop and effectively market new products, technologies and services that adequately or competitively address the needs of the changing marketplace. In addition, we may not correctly identify new or changing market trends at an early enough stage to capitalize on market opportunities. At times such changes can be dramatic, such as the shift from VHS videocassettes to DVDs for consumer playback of movies in homes and elsewhere, the anticipated shift to high definition DVD or the transition from packaged media to Internet distribution. Our future success depends to a great extent on our ability to develop and deliver innovative technologies that are widely adopted in response to changes in the entertainment industry and that are compatible with the technologies or products introduced by other entertainment industry participants. If we are unsuccessful in developing and delivering new technologies, our business would be harmed.

Our success is heavily dependent upon our proprietary technologies.

We believe that our future success will depend on our ability to continue to introduce proprietary solutions for digital content and software solutions and technologies that can be supplemented by enabling features that will incent consumers and users to pay for legal, authorized video, audio and software products, rather than trying to get them for free in an illegal or unauthorized fashion. We rely on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights. Our patents, trademarks or copyrights may be challenged and invalidated or circumvented. Our patents may not be of sufficient scope or strength or be issued in all countries where products incorporating our technologies can be sold. The last of our core group of analog copy protection patents expire in the year 2020. In many cases, we have filed applications to expand our patent claims and for improvement patents to extend the current expiration dates, however, expiration of some of our patents may harm our business. If we are not successful in protecting our intellectual property, our business would be harmed.

Others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. A number of companies with extensive financial resources have developed intellectual property in the digital rights management field, including InterTrust, Philips, Sony, RealNetworks, ContentGuard, IBM, Apple and Microsoft. Such competitive threats could harm our business.

Effective intellectual property protection may be unavailable or limited in some foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken may not prevent misappropriation of our technologies.

We may initiate patent infringement or patent interference actions or other litigation to protect our intellectual property, which could be costly and harm our business.

We are currently engaged in litigation, and litigation may be necessary in the future, to enforce our patents and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.

We, and many of our current and potential competitors, dedicate substantial resources to protection and enforcement of intellectual property rights, especially patents in the area of digital rights management technologies. We believe that companies will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and the associated rights are likely to arise in the future and may be very costly. Companies in the technology and content-related industries have frequently resorted to litigation regarding intellectual property rights. We may be forced to litigate to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of such litigation could harm our business.

We may be subject to intellectual property infringement claims or other litigation, which are costly to defend and could limit our ability to use certain technologies in the future.

From time to time we receive claims and inquiries from third parties alleging that our internally developed technology, technology we have acquired or technology we license from third parties may infringe other third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. We could be required to spend significant amounts of time and money to defend ourselves against such claims. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or stop distributing our products and services while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms or at all. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. For example, we have received notices and lawsuits from certain customers requesting indemnification in patent-related lawsuits. We have evaluated the requests and do not believe we are obligated to provide such indemnification to such customers. Customers or strategic partners making such requests could become unwilling or hesitant to do business with us if we decline such requests. An adverse determination with respect to such requests or in any of these events described above could require us to change our business practices and have a material impact on our business and results of operations.

Litigation could harm our business and result in:

•	substantial settlement or related costs, including indemnification of customers;

•	diversion of management and technical resources;

•	either our customers discontinuing to use or ourselves discontinuing to sell infringing products;

•	our expending significant resources to develop non-infringing technology; and

•	our obtaining licenses to infringed technology.

We are involved in the business of protection and enablement of audio, video and software content on the Internet. There has been, and we believe that there will continue to be, an increasing level of litigation to determine the applicability of current laws to, and impact of new technologies on, the use and distribution of content over the Internet and through new devices, especially as it relates to the motion picture and software industries. As we develop products and services that protect, provide or enable the provision of content in such ways, the risk of litigation against us may increase.

It may be time-consuming and costly to enforce our patents against devices and hacking techniques that attempt to circumvent our content protection technology, and our failure to control them could harm our business.

We use our patents to limit the proliferation of devices and technologies intended to circumvent our video content protection technologies. In the past, we have initiated a number of patent infringement disputes against manufacturers and distributors of these devices and software. In the event of an adverse ruling in such litigation, the value of our video protection technology may decline due to the legal availability of such a circumvention device, or we may have to obtain rights to the offending devices to protect the value of our technology. The legal availability of circumvention devices could result in the increased proliferation of devices that defeat our content protection technology and a decline in demand for our technologies, which could have a material adverse effect on our business.

Any legal or other enforcement action that we may initiate could be time-consuming to pursue, involve costly litigation, divert management’s attention from operations or may not be successful.

In the PC games copy protection market, a number of individuals have developed and posted SafeDisc Advanced hacks on the Internet, or CD cloning software. If we are not able to develop technologies that deter the hackers from developing circumvention or cloning techniques, our customers could reduce their usage of our technology because it was compromised. We expect to encounter similar challenges with our RipGuard DVD anti-ripper product.

CGMS-A is an alternative analog copy protection technology for which we have patents that apply in the United States. We believe this technology has applicability in protecting digital content within home media centers, Internet downloads, and digital PPV/VOD broadcasts. We would like to license these patents to both content owners and hardware manufacturers, but in order to maintain strong customer relationships, we may not be able to monetize these patents. If potential customers decline to license these patents or the patents are contested, we may find that the cost in terms of litigation expense, management diversion, and reduced customer goodwill from enforcing our patent rights may offset the revenue potential and could harm our business.

Legislative initiatives seeking to weaken copyright law or new governmental regulation or new interpretation of existing laws that cause resulting legal uncertainties could harm our business.

Consumer rights advocates and other constituencies continuously challenge copyright law, notably the U.S. Digital Millennium Copyright Act of 1998, or DMCA, through both legislative and judicial actions. Legal uncertainties surrounding the application of the DMCA may adversely affect our business. If copyright law is compromised, or devices that can circumvent our technology are permitted by law and become prevalent, this could result in reduced demand for our technologies, and our business would be harmed.

Many laws and regulations are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including copyright and other intellectual property rights, digital rights management, property ownership and taxation. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulations. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. Changes to or the interpretation of these laws could increase our costs, expose us to increased litigation risk, substantial defense costs and other liabilities or require us or our customers to change business practices. It is not possible to predict whether or when such legislation may be adopted, and the adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, could materially and adversely affect our business.

Our relationships with entertainment industry participants are particularly important to our businesses, and if we fail to maintain such relationships our business could be materially harmed.

If we fail to maintain and expand our relationships with a broad range of participants throughout the entertainment industry, including motion picture studios, broadcasters, video game designers and manufacturers of consumer electronics products, our business and prospects could be materially harmed. Relationships have historically played an important role in the entertainment industries that we serve. If we fail to maintain and strengthen these relationships, these entertainment industry participants may not purchase and use our technologies, which could materially harm our business and prospects. In addition to directly providing a substantial portion of our revenue, these relationships are also critical to our ability to have our technologies adopted as industry standards. Moreover, if we fail to maintain our relationships, or if we are not able to develop relationships in new markets in which we intend to compete in the future, including markets for new technologies and expanding geographic markets, our business, operating results and prospects could be materially and adversely affected. In addition, if major industry participants form strategic relationships that exclude us, our business and prospects could be materially adversely affected.

We must establish and maintain licensing relationships with companies other than content owners or software publishers to continue to build and support a worldwide content value management ecosystem and to expand our business, and failure to do so could harm our business prospects.

Our future success will depend upon our ability to establish and maintain licensing relationships with companies in related business fields, including:

•	DVD and CD authoring facilities, mastering houses and replicators;

•	DVD and CD authoring tools software companies and replicator test equipment suppliers;

•	DVD and CD hardware manufacturers;

•	videocassette duplicators;

•	semiconductor and equipment manufacturers;

•	operators of digital PPV and VOD networks;

•	consumer electronics, digital PPV/VOD set-top hardware manufacturers, and PC manufacturers;

•	DRM suppliers; and

•	Internet portals and other digital distribution companies.

Substantially all of our license agreements are non-exclusive, and therefore our licensees are free to enter into similar agreements with third parties, including our competitors. Our licensees may develop or pursue alternative technologies either on their own or in collaboration with others, including our competitors.

Some of our third party license arrangements will require that we license others’ technologies and/or integrate our solutions with others. In addition, we rely on third parties to report usage and volume information to us. Delays, errors or omissions in this information could harm our business. If these third parties choose not to support integration efforts or delay the integration, our business could be harmed.

We must continue to provide satisfactory support and maintenance services to our software customers.

Our future success will depend on our ability to provide adequate software support and maintenance services to our independent software vendor electronic license management customers. As they release new applications or modify their software to run on new platforms, it is important that their businesses not be disrupted as a result of inadequate support from us. Failure to deliver such services could harm our business.

We depend on third parties to implement and support our SafeDisc Advanced and our RipGuard DVD anti-ripper software modules within their optical disc encoding and quality assurance equipment.

We rely on third party vendors such as DCA, Eclipse, Media Morphics and CD Associates to develop and incorporate software modules that will:

•	apply the various digital signature, formatting, and copy protection technology at licensed replication facilities; and

•	allow replicators to run specialized quality assurance tests to confirm our technologies are applied.

Our operations could be disrupted if our relationships with third party vendors are disrupted or if their products are defective, not available or not accepted by licensed replicators. This could result in a loss of customer orders and revenue.

Our various digital content value management solutions are available in many of the world’s largest mastering and replication facilities, and are designed to be fully compatible with standard CD manufacturing processes. Nevertheless, we rely on such third parties to properly apply these technologies to optical media-based content on behalf of our customers and to properly perform quality assurance testing with respect to such content. Any improper application of the technology or improper quality assurance testing by such third party mastering and replication facilities may result in content that does not contain our copy protection technology or may result in other defects in the rights holders content, and may therefore, result in a loss of revenue or a claim against us by the content owner.

We rely on our licensees and others to accurately prepare manufacturing reports in determining our entertainment related licensing revenue, and if these reports are inaccurate, our operating results could be materially adversely affected.

Our entertainment related licensing revenue is generated primarily from content owners who license our technologies and incorporate them in their products. Under our existing arrangements, these licensees typically pay us a per-unit licensing fee based on the number of units of product they manufacture that incorporates our technologies. We depend on third party replicators to properly apply our content protection technology to content on behalf of our customers, to properly perform quality assurance testing with respect to such content and to accurately report the number of copy protected units manufactured. In collecting our license fees, preparing our financial reports, projections and budgets and directing our sales and product development efforts, we rely on those manufacturing reports from our customers and their replicators. However, it is often difficult for us to independently determine whether or not our licensees are reporting shipments accurately. Although we generally have audit rights, audits are expensive and time consuming and initiating audits could harm our customer relationships. To the extent that our licensees understate or fail to report the number of products incorporating our technologies that they ship, we will not collect and recognize revenue to which we are entitled, which could adversely affect our operating results. To the extent that these same parties improperly report and overstate the number of products incorporating our technologies that they ship, we may have to issue credits for past revenue, which could adversely affect our operating results.

Our operating results may fluctuate depending upon when we receive manufacturing reports from our entertainment related licensees.

Our quarterly operating results may fluctuate depending upon when we receive royalty reports from our entertainment related licensees. We recognize a portion of our entertainment related license revenue only after we receive royalty reports from our licensees regarding the manufacture of their products that incorporate our technologies. As a result, the timing of our entertainment related revenue is dependent upon the timing of our receipt of those reports, some of which are not delivered until late in the quarter or after the end of the quarter. This may put us in a position of being not able to anticipate a decline in revenues in any given quarter. In addition, it is not uncommon for royalty reports to include corrective or retroactive royalties that cover extended periods of time. Furthermore, there have been times in the past when we have recognized an unusually large amount of entertainment related licensing revenue from a licensee in a given quarter because not all of our revenue recognition criteria were met in prior periods. This can result in a large amount of entertainment related licensing revenue from a licensee being recorded in a given quarter that is not necessarily indicative of the amounts of entertainment related licensing revenue to be received from that licensee in future quarters, thus causing fluctuations in our operating results and resulting in potential volatility in the price of our common stock.

We are exposed to risks associated with expanding our technology base through strategic acquisitions and investments.

We have expanded our technology base in the past through strategic acquisitions and investments in companies with complementary technologies or intellectual property and intend to do so in the future. Acquisitions always hold special challenges in terms of successful integration of technologies, products and employees. Over the last two years, we completed the acquisitions of eMeta Corporation (February 2006), Mediabolic, Inc. (January 2007), and All Media Guide Holdings, Inc. (December 2007), and we have signed an agreement to acquire Gemstar-TV Guide International, Inc. (December 2007). We have also acquired assets of Cryptography Research, Inc. (November 2007). We may not realize the anticipated benefits of these acquisitions or the benefits of any other acquisitions we have completed or may complete in the future, and we may not be able to incorporate any acquired services, products or technologies with our existing operations, or integrate personnel from the acquired businesses, in which case our business could be harmed.

Acquisitions and other strategic investments involve numerous risks, including:

•	problems integrating the purchased operations, technologies, personnel or products over geographically disparate locations;

•	unanticipated costs, litigation and other contingent liabilities;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering into markets in which we have no, or limited, prior experience;

•	incurrence of significant exit charges if products acquired in business combinations are unsuccessful;

•	significant diversion of management’s attention from our core business and diversion of key employees’ time and resources;

•	inability to retain key customers, distributors, vendors and other business partners of the acquired business; and

•	potential loss of our key employees or the key employees of an acquired organization.

Financing for future acquisitions, including the Gemstar-TV Guide International acquisition, may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fall. We cannot ensure that we will be able to identify or complete any acquisition in the future.

If we acquire businesses, new products or technologies in the future, we may incur significant acquisition-related costs. In addition, we may be required to amortize significant amounts of identifiable intangible assets and we may record significant amounts of goodwill that will be subject to annual testing for impairment. We have in the past and may in the future be required to write off all or part of one or more of these investments that could harm our operating results. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders’ ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash. Acquisition activities could also cause operating margins to fall depending upon the financial models of the businesses acquired.

Our strategic investments may involve joint development, joint marketing, or entry into new business ventures, or new technology licensing. Any joint development efforts may not result in the successful introduction of any new products by us or a third party, and any joint marketing efforts may not result in increased demand for our products. Further, any current or future strategic acquisitions and investments by us may not allow us to enter and compete effectively in new markets or enhance our business in our existing markets.

We currently hold minority equity interests in a number of companies, including Digimarc, a public corporation. Other than Digimarc, our strategic investments are in privately held companies. There is no active trading market for the securities of privately held companies and our investments in them are illiquid at best. Other than a $5.0 million investment in a privately-held digital watermarking company that we made in 2006, we have written off all of our investments in such privately held companies and we may never have an opportunity to realize any return on our investments in them. Through December 31, 2006, we had invested an aggregate of $58.3 million in strategic investments, including the $5.0 million investment made in 2006. Since January 1, 2001, we have written off $40.2 million of strategic investments resulting from impairment that was other-than-temporary, and we may have to write off additional amounts in the future.

Our products could be susceptible to errors, defects, or unintended performance problems that could result in lost revenues, liability or delayed or limited market acceptance.

We offer and develop a series of complex content management and software solutions, which we license to customers. The performance of these products typically involves working with sophisticated software, computing and communications systems. Due to the complexity of these products offered and developed, and despite our quality assurance testing, the products may contain undetected defects or errors that may affect the proper use or application of such products by the customer. Because our products are embedded in digital content and other software, our solutions’ performance could unintentionally jeopardize our customers’ product performance. Any such defects, errors, or unintended performance problems in existing or new products, and any inability to meet customer expectations in a timely manner, could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, increased insurance costs and increased service, any of which could materially harm our business.

In addition, we rely on the customer and third party replicators to properly use our products to protect the software and applications to which our technology may be applied. Any improper use or application of the software by the customer or the third party replicators may render our technologies useless and result in losses from claims arising out of such improper use of the products.

Because customers rely on our products for copy protection and digital rights management of their software and applications, defects or errors in our products may discourage customers from purchasing our products.

These defects or errors could also result in product liability or warranty claims. Although we attempt to reduce the risk of losses resulting from these claims through warranty disclaimers and limitation of liability clauses in our agreements, these contractual provisions may not be enforceable in every instance. Furthermore, although we maintain errors and omissions insurance, this insurance may not adequately cover these claims. If a court refused to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be materially harmed.

In protecting copyrights and other intellectual property rights of our customers, our products affect consumer use of our customers’ products. Consumers may view this negatively and discontinue or threaten to discontinue purchase or use of our customers’ products unless our customers stop using our technologies. This may cause a decline in demand for our products or legal actions against us by our customers or consumers.

If use of the Internet for delivery of software does not increase as we anticipate, our business may suffer.

Some of our products are designed to support using the Internet to deliver, install, deploy, activate, update or pay for software or digital media. The revenues we generate from these products depend on increased acceptance and use of the Internet as a medium of commerce, communications and delivery of software and digital media. Acceptance and use of the Internet may not continue to develop at historical rates, and a sufficiently broad base of business customers may not adopt or continue to use the Internet to conduct their operations. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our business could be seriously harmed if:

•	The necessary communication and computer network technology underlying the Internet and other online service does not effectively support any expansion that may occur; or

•	New standards and protocols are not developed or adopted in a timely manner.

If use of the Internet for delivery of video programming increases, our business may suffer.

Our video packaged software copy protection products are designed to be applied to packaged media, and we receive royalties based on the number of units produced. If electronic delivery of such products using the Internet were to increase, our revenues from packaged media may be adversely affected and not replaced by Internet-based revenues. In this event, our business could be seriously harmed.

We have a relatively limited operating history with our digital distribution business, which makes it difficult to evaluate its impact on our business.

We completed the acquisitions of Trymedia, a digital distribution network for downloadable PC games, in July 2005 and eMeta, a provider of software solutions that enable companies to manage and sell digital goods and services online, in February 2006. We have a relatively limited history operating these businesses and as a result, we have limited financial results from these businesses on which to assess our future prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving businesses. We may not realize the anticipated benefits of these companies that we acquired as fast as we expect, or at all, and we may not be able to successfully incorporate any acquired services, products or technologies with our existing operations, in which case our business could be harmed.

We conducted a review of our historical stock option practices and provided the SEC and US Attorney’s Office with certain information relating to our stock options. While these reviews have been completed, negative publicity surrounding these reviews or further regulatory review may require a significant amount of accounting and legal resources, which could adversely affect our business, results of operations and cash flows.

The SEC and the US Attorney’s Office each contacted the Company in 2006 requesting information relating to our stock option practices from 1997 and 1995, respectively, to the present. We have cooperated with both of these requests for information. We completed our internal review, which uncovered no evidence of fraud or intentional wrongdoing in our historical stock option granting practices. We reported this conclusion to the SEC and US Attorney’s Office. By letter dated October 24, 2006, the SEC informed us that its investigation had been terminated without enforcement action being recommended to the Commission. By letter dated January 11, 2007, the U.S. Attorney’s Office informed us that it withdrew its subpoena. The Internal Revenue Service has requested information relating to our stock option granting practices in connection with its current examination of our 2003 and 2004 federal tax returns. While we believe that this review of stock option practices has no material impact on the financial statements included in this report or on any previously issued financial statements, negative publicity surrounding these reviews could impact our relationships with customers or our stock price. In addition, considerable legal and accounting expenses related to the matter have been incurred to date and could be incurred in the future in responding to related inquiries.

For our business to succeed, we need to attract and retain qualified employees and manage our employee base effectively.

Our success depends on our ability to hire and retain qualified employees and to manage our employee base effectively. Because of the specialized nature of our business, our future success will depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel, particularly as we enter new markets. Competition for people with the skills that we require is intense, particularly in the San Francisco Bay area where our headquarters are located, and the high cost of living in this area makes our recruiting and compensation costs higher. In particular, due to the overall decline in technology market values and the resultant impact on our stock price, using stock options as an incentive to hire and retain employees may be less effective. If we are unable to hire and retain qualified employees, our business and operating results could be adversely affected.

Business interruptions could adversely affect our future operating results.

Several of our major business operations are subject to interruption by earthquake, fire, power shortages, terrorist attacks and other hostile acts, and other events beyond our control. The majority of our research and development activities, our corporate headquarters, our principal information technology systems, and other critical business operations are located near major seismic faults. Our operating results and financial condition could be materially harmed in the event of a major earthquake or other natural or man-made disaster that disrupts our business.

Our telephone and computer networks are subject to security and stability risks that could harm our business and reputation and expose us to litigation or liability.

Online business activities depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely or reliably, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security and stability risks, including:

•

our own or licensed encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or intellectual property;

•

we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our websites or use of our products and services;

•

someone could circumvent our security measures and misappropriate our, our partners’ or our customers’ proprietary information or content or interrupt operations, or jeopardize our licensing arrangements, which are contingent on our sustaining appropriate security protections;

•	our computer systems could fail and lead to service interruptions or down-time for our ecommerce web sites; or

•	we may need to grow, reconfigure or relocate our data centers in response to changing business needs, which may be costly and lead to unplanned disruptions of service.

The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability. Because some of our technologies and businesses are intended to inhibit use of or restrict access to our customers’ intellectual property, we may become the target of hackers or other persons whose use of or access to our customers’ intellectual property is affected by our technologies. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures.

Our ecommerce web sites and our Internet-based product and service offerings rely on a variety of systems, networks and databases, many of which are maintained by us at our data centers. We do not have complete redundancy for all of our systems and we do not maintain real-time back-up of our data, so in the event of significant system disruption, particularly during peak periods, we could experience loss of data processing capabilities, which could cause us to lose customers and could harm our operating results. Notwithstanding our efforts to protect against “down time” for our ecommerce web sites and Internet-based products and services, we do occasionally experience unplanned outages or technical difficulties. In order to provide our Internet-based products and services, we must protect the security of our systems, networks, databases and software.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could affect our operating results.

We have incurred, and will continue to incur, significant legal, accounting and other expenses associated with corporate governance and public company reporting requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and Nasdaq. As long as the SEC requires the current level of compliance for public companies of our size, we expect these rules and regulations to require significant our legal and financial compliance costs and to make some activities more time-consuming and costly. We do believe, however, that we will be able to fund these costs out of our available working capital. We also expect these new rules and regulations may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than was previously available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could increase our operating costs and affect our ability to operate our business.

We have a complex business that is international in scope. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We are continually in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accountants addressing these assessments. If we or our independent registered public accountants identify areas for further attention or improvement, implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. We have in the past, and may in the future, identify significant deficiencies in the design and operation of our internal controls, which have been or will in the future need to be remediated.

However, changes we make to our controls and processes may not be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business.

Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect our effective tax rates.

We are subject to income taxes in the U.S. and foreign tax jurisdictions. Our future effective tax rates could be unfavorably affected by changes in tax laws or the interpretation of tax laws, by changes in the amount of revenue or earnings that we derive from international sources in countries with high or low statutory tax rates, or by changes in the valuation of our deferred tax assets and liabilities. Unanticipated changes in our tax rates could affect our future results of operations.

In addition, we are subject to examination of our income tax returns by federal, state, and foreign tax jurisdictions, including a current examination of our 2003 and 2004 federal tax returns by the Internal Revenue Service. We regularly assess the likelihood of outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. In making such assessments, we exercise judgment in estimating our provision for income taxes. While we believe our estimates are reasonable, we cannot assure you that the final determination from these examinations will not be materially different from that reflected in our historical income tax provisions and accruals. Any adverse outcome from these examinations may have an adverse effect on our business and operating results, which could cause the market price of our stock to decline.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services and the possession and use of personal customer information by our business.

Many of our products are interactive Internet applications that by their very nature require communication between a computer system or network client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to ours or our customers’ servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us or our customers to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

In addition, some of our customers use credit cards or automated payment systems to pay for our products and services and we may collect, use and retain personal customer information as part of that business. While we and our vendors use commercially available security procedures to safeguard customer information when taking orders, a third party may be able to circumvent these security and business measures, and errors in the storage, use or transmission of personal information could result in a breach of customer privacy. A major breach of customer privacy or security by us or the third parties that hold and manage personal information could have serious negative consequences for our business, including the cost of a mandatory notification of data breach to customers, possible fines, penalties and damages, reduced customer demand for our services, harm to our reputation, regulation and oversight by federal or state agencies, and loss of our ability to accept and process customer credit card orders. We also have suffered losses, and may continue to suffer losses, as a result of Internet orders placed with fraudulent credit card or other payment data. The failure to detect or control payment fraud could have an adverse effect on our results of operations.

We may be subject to legal liability for the provision of third-party products, services or content.

We periodically enter into arrangements to offer third-party products, services, content or advertising under our brands or via distribution on our websites or in our products or service offerings. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them. Our agreements with these parties may not adequately protect us from these potential liabilities. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including, for example, claims for intellectual property infringement. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. If any of these claims results in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices or employees. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and would likely have to pay such taxes out of our own funds.

Effective July 1, 2003, we began collecting Value Added Tax, or VAT, on sales of “electronically supplied services” provided to European Union residents, including software products, games, data, publications, music, video and fee-based broadcasting services. There can be no assurance that the European Union will not make further modifications to the VAT collection scheme, the effects of which could require significant enhancements to our systems and increase the cost of selling our products and services into the European Union. The collection and remittance of VAT subjects us to additional currency fluctuation risks.

The Internet Tax Freedom Act, or ITFA, which Congress extended until November 2007, among other things, imposed a moratorium on discriminatory taxes on electronic commerce. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us and could decrease our future sales.

We license technology for digital VOD and PPV copy protection, and if this market does not grow as anticipated or we are unable to serve this market effectively, our revenues may be adversely affected.

While our copy protection capability is embedded in more than 197 million digital set-top boxes manufactured by the leading digital set-top box manufacturers, only approximately 5 cable or satellite system operators in North America have activated copy protection for digital PPV or VOD programming. Our ability to expand our markets in additional home entertainment venues such as digital PPV or VOD will depend in large part on the support of the major motion picture studios in advocating the incorporation and activation of copy protection technology in the hardware and network infrastructure required to distribute such video programming. If the MPAA studios do not require copy protection activation for PPV or VOD movies, or if PPV/VOD system operators do not specify our copy protection in their set-top boxes, or if the system operators do not activate copy protection in other digital PPV networks outside of Canada, Germany, Japan, Hong Kong or the United Kingdom, then our business may be harmed.

Further, consumers may react negatively to copy protected PPV or VOD programming because they may feel they are entitled to copy, having in the past routinely copied for later viewing analog cable and satellite-delivered subscription television and PPV programs, as well as free broadcast programming. In addition, when incoming video signals are routed through a VCR before reaching a TV set, the consumer may see impaired pictures while viewing a copy protected digital PPV program. If there is consumer dissatisfaction that cannot be managed, or if there are technical compatibility problems, our business could be harmed.

Pricing pressures on the content owners that incorporate our technologies into their products could limit the licensing fees we charge for our technologies, which could adversely affect our revenues.

The markets for the products in which our technologies are incorporated are intensely competitive and price sensitive. Retail prices for such products that include our technology, such as DVDs and CDs, have decreased significantly, and we expect prices to continue to decrease for the foreseeable future. In response, content owners have sought to reduce their product costs, which can result in downward pressure on the licensing fees we charge our customers who incorporate our technologies into the products they sell. A decline in the licensing fees we charge could materially and adversely affect our operating results.

If we are unable to compete effectively with existing or new competitors, we could experience price reductions, fewer customers, reduced margins or loss of market share.

We believe that our DVD digital-to-analog copy protection and videocassette copy protection systems currently have no competitors. It is possible, however, that competitive copy protection technologies could be developed in the future. Increased competition would be likely to result in price reductions and loss of market share, either of which could harm our business.

In the video market segment, there are a variety of supplemental copy protection and encryption systems that provide partial copy protection for digital links (the DTLA 5C encryption technology); the 4C pre-recorded media and recordable media copy protection systems; CSS, a content scrambling system for the DVD format; Intel’s High Definition Copy Protection (“HDCP”) encryption for both the Digital Display Working Group’s Digital Video Interfaces (“DVI”) and HDMI Licensing, LLC’s High Definition Multimedia Interface (“HDMI”). These systems are not directly competitive, as some apply to future products, but they are sometimes confused with our analog copy protection and may create uncertainty in the minds of customers, thereby reducing or delaying our licensing opportunities. Additionally, they may compete from the standpoint of content owners believing they have a limited budget for copy protection, and they may choose to spend their copy protection dollars on only a few technologies.

Our primary competition in the electronic license management market segment currently comes from our own prospective customers—those independent software vendors who believe they can develop their own electronic license management solutions instead of purchasing them. In the event that software vendors succeed with their internal developments, or forego the implementation of such applications, this would adversely affect our business. Other competitors include companies offering digital rights management, electronic licensing, or electronic software distribution technology, as well as companies that have historically offered hardware dongle products and are shifting to software-based protection. Operating system developers or microprocessor suppliers may choose to integrate rights management solutions into their products. Software resellers could also begin to develop their own electronic license management solutions. In addition to having more traditional competitors in various subcomponents of our offerings, such as SafeNet that has a license management offering and Altiris that has an installer offering, we may face new or increased competition from smaller and emerging companies such as XtreamLok, Softwrap and Reprise Software.

Our other software solutions, namely our InstallShield Installer, Update Service, InstallAnywhere and Admin Studio experience competition from other products. In the installer business, Altiris’ Package Studio is the primary competition for our Admin Studio solution and Microsoft may be a competitor in the future. Update Service appears to have no competition other than from our customers.

There are a limited number of competitors in our SafeDisc Advanced consumer software copy protection market segment, including SecureRom, Sony’s DADC optical disk manufacturing subsidiary, and StarForce Technologies. However, it is possible that our own customers may develop software copy protection technologies, or that personal computer operating system and microprocessor companies may develop or license copy protection modules or systems that are internal to the PC or other consumer electronic devices.

In the consumer software product activation market segment, as in the enterprise software electronic license management market segment there is substantial competition from customer implemented internally developed solutions, as well as from small companies such as Australian company XtreamLok, and software e-commerce vendors like Digital River.

DRM solutions for consumer software, video, and audio have also attracted a number of companies and significant venture capital, including Intertrust Technologies (owned by Sony and Philips), Microsoft, Content Guard, Apple, and Real Networks. It is possible that companies with extensive financial resources may develop or acquire copy protection and rights management solutions that compete with our offerings, or may have a controlling patent position which would negatively impact our cost basis, or may give away their DRM technologies as in the case of the Windows Media Player.

In the connected device middleware market segment, there is competition from customer-implemented internally-developed solutions, as well as from companies such as DigiOn, BridgeCo, Syabas, Moxi and Oregan Networks.

New competitors or alliances among competitors may emerge and rapidly acquire significant market share in any of these areas. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we do, which could reduce demand for our products or render them obsolete.

It may be more difficult for us, in the future, to have our technologies adopted as individual industry standards to the extent that entertainment industry participants collaborate on the development of industry standard technologies.

Increasingly, standards-setting organizations are adopting or establishing technology standards for use in a wide-range of consumer electronics products. As a result, it is more difficult for individual companies to have their technologies adopted wholesale as an informal industry standard. In addition, increasingly there are a large number of companies, including ones that typically compete against one another, involved in the development of new technologies for use in consumer entertainment products. As a result, these companies often license their collective intellectual property rights as a group, making it more difficult for any single company to have its technologies adopted widely as a de facto industry standard or to have its technologies adopted as an exclusive, explicit industry standard. Examples of this include MPEG-LA (DRM licensing); Advanced Access Control System (AACS) for next generation DVD encryption; HD-DVD and BluRay DVD (next generation DVD formats). If our technologies are not supported by these standards bodies or patent pools, it may be more difficult for us to grow our business in the future. Our major customers may have a large influence on industry standards and the widespread adoption of new technologies. The selection of alternative technologies to ours or to those on which our technologies operate would harm our business.

We have built a substantial business around the packaging, compliance, installation, deployment and monitoring of software licenses. We also enable our customers to protect, enhance and distribute their digital goods across channels to maximize revenue with focus on the video, gaming, information publishing and other entertainment industries.

Our major software licensing products include FLEXnet Publisher and FLEXnet InstallShield. FLEXnet Publisher is licensed to software publishers as a software product that enables these customers to offer multiple licensing models and automatically enforce compliance with license terms. FLEXnet InstallShield is also sold to software publishers as an automatic installer to help them with automatic and transparent installations of their software on most Windows and non-Windows PCs and servers. There is no assurance of our ability to grow and be successful with these products and if we are unsuccessful in the software licensing market, our business would be harmed.

Major software vendors have experienced deteriorating economic conditions as corporate customers have reduced capital expenditures. Demand for our software solutions is driven, to some degree, by end-user demand for software applications. If economic conditions for software vendors continue to be difficult, demand for our products could decline. This would result in lower revenues and operating income for this line of business.

In some cases, customers make a substantial capital investment when purchasing our software and commit additional resources to installation and deployment. Potential customers spend significant time and resources to determine which software to purchase. Selling our products sometimes requires an extensive sales effort because the decision to adopt our software solutions generally involves several customer executives in various functions and geographic areas. Due to these factors, our sales cycle is unpredictable, and the number of sales and amount of revenue generated from such sales varies from quarter to quarter.

Our software products are designed for the traditional software business model, and if the application service provider business model were to become the preferred model, our revenues may be adversely affected.

The traditional application software business model has been characterized by software vendors selling to enterprise IT departments who host the software on the enterprises’ servers and manage the software from within the enterprise. With the initial success of the software as a service (“SaaS”) business model, under which the software application is hosted in the software vendors’ remote servers and there is no server software resident in the enterprise, some industry experts have questioned whether the SaaS model will eventually replace the traditional application software business model. We believe it is too early to make this prediction, however, because our software solutions are mostly tailored for the traditional software model, if the SaaS model were to become very popular, it could harm our business.

We have entered the market for digital anti-ripper products and we do not know if we will be successful in selling products for this application.

In 2005, we introduced our RipGuard DVD technology, which is designed to be added to the DVD at the time of manufacture in order to prevent unauthorized ripping by PCs. This solution may not achieve or sustain market acceptance, or may not meet, or continue to meet, the demands of the content owners. If the market for digital anti-ripper products fails to develop, or develops more slowly than expected, if our solutions do not achieve or sustain market acceptance or if there is significant and sustained consumer resistance to this technology, our business would be harmed.

Our business may be affected by peer-to-peer services on the Internet.

Our business may be affected by “free” peer-to-peer services, such as KaZaA, e-Donkey, Morpheus and a variety of other similar services that allow computer users to connect with each other and to copy/share many types of program files, including music and other media, from one another’s hard drives, all without securing licenses from content providers. Even though the U.S. Supreme Court ruled in 2005 that Internet peer-to-peer companies like Grokster Ltd. can be held liable for copyright infringement when individuals use their technology to download songs and movies illegally, the Court did not address the question of whether peer-to-peer file sharing technology is illegal in itself. Additionally, enforcement efforts against those in violation have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these “free” services substantially impairs the marketability of legitimate services and of technologies that shut down other unauthorized sources of the program file content, regardless of the ultimate resolution of their legal status. To the extent that consumers choose to utilize these peer-to peer services and do not purchase authentic packaged media or authorized DRM downloads, it may adversely affect our business for packaged media copy protection.

The price of our common stock may be volatile.

The market price of our common stock has been, and in the future could be, significantly affected by factors such as:

•	actual or anticipated fluctuations in operating results;

•	announcements of technical innovations;

•	new products or new contracts;

•	announcements by competitors or their customers;

•	announcements by our customers;

•	governmental regulatory and copyright action;

•	developments with respect to patents or proprietary rights;

•	announcements regarding acquisitions or divestitures;

•	announcements regarding litigation or regulatory matters;

•	changes in financial estimates or coverage by securities analysts;

•	changes in interest rates which affect the value of our investment portfolio;

•	changes in tax law or the interpretation of tax laws; and

•	general market conditions.

Announcements by the MPAA or its members, satellite television operators, cable television operators or others regarding motion picture production or distribution, consumer electronics or software vendor companies’ business combinations, evolving industry standards, consumer rights activists’ “wins” in government regulations or the courts, or other developments could cause the market price of our common stock to fluctuate substantially.

There can be no assurance that our historic trading prices and price/earnings ratios, or those of high technology companies in general, will be sustained. In the past, following periods of volatility in the market price of a company’s securities, some companies have been named in class action suits.

Further, the military conflict in Iraq, additional acts of terrorism and related political instability and economic uncertainty may adversely affect the global financial markets, which could cause the market price of our common stock to fluctuate substantially.

We have significant debt obligations, and the proposed Gemstar-TV Guide acquisition will increase our debt obligations.

We incurred $240 million of principal indebtedness from the sale of debentures in an August 2006 private placement. As a result of the sale of the debentures, we have substantially increased our principal and interest obligations. In addition, we are seeking substantial debt financing in connection with the proposed Gemstar-TV Guide acquisition, which will increase our debt obligations. The degree to which we are leveraged could materially and adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.

We utilize non-GAAP reporting in our quarterly earnings press releases.

We publish non-GAAP financial measures in our quarterly earnings press releases along with a reconciliation of non-GAAP financial measures to those measures compiled in accordance with accounting principles generally accepted in the United States (“GAAP”). The reconciling items have adjusted GAAP net income and GAAP earnings per share for certain non-cash, non-operating or non-recurring items and are described in detail in each such quarterly earnings press release. We believe that this presentation may be more meaningful to investors in analyzing the results of operations and income generation as this is how the business is managed. The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions upon such non-GAAP financial measures. If we decide to curtail use of non-GAAP financial measures in our quarterly earnings press releases, the market price of our stock could be affected if investors analyze our performance in a different manner.

We are required to recognize expense for stock-based compensation related to employee stock options and employee stock purchases, and there is no assurance that the expense that we are required to recognize measures accurately the value of our share-based payment awards, and the recognition of this expense could decrease our GAAP earnings and cause our stock price to decline.

Effective the first quarter of fiscal year 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) 123(R), Share-Based Payment, which requires us to measure compensation expense for employee stock options using the fair value method. SFAS 123(R) applies to all outstanding stock options that are not vested at the effective date and grants of new stock options made subsequent to the effective date. As a result, starting with fiscal 2006 of SFAS 123R, ,our operating results contain a charge for stock-based compensation expense related to employee stock options and employee stock purchases we recorded higher levels of stock based compensation due to differences between the valuation methods of SFAS 123R and APB 25. This charge is in addition to stock-based compensation expense we have recognized in prior periods related to acquisitions and investments. The application of SFAS 123(R) requires the use of an option-pricing model to determine the fair value of share-based payment awards. This determination of fair value is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion the existing valuation models may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

As a result of the adoption of SFAS 123(R), beginning with fiscal 2006, our earnings were lower than they would have been had we not been required to adopt SFAS 123(R). This will continue to be the case for future periods. We cannot predict the effect that this adverse impact on our reported operating results will have on the trading price of our common stock.

If our independent registered public accountants are unable to provide us with an unqualified report as to the adequacy of our internal control over financial reporting for future year-end periods as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report by management on our internal control over financial reporting in their annual reports on Form 10-K that contains an assessment by our management of the effectiveness of internal control over financial reporting. In addition, the public accounting firm auditing our financial statements must attest to and report on our management’s assessment of the effectiveness of internal control over financial reporting. While we continuously conduct a rigorous review of our internal control over financial reporting in order to comply with the Section 404 requirements, our independent registered public accountants may interpret the Section 404 requirements and the related rules and regulations differently from how we interpret them, or our independent registered public accountants may not be satisfied with our internal control over financial reporting or with the level at which these controls are documented, operated or reviewed in the future. In addition, the demand for competent audit resources has grown dramatically as a result of the requirements of Section 404, and such demand may exceed available supply. Finally, in the event we make a significant acquisition, or a series of smaller acquisitions, we may face significant challenges in implementing the required processes and procedures in the acquired operations. As a result, our independent registered public accountants may decline or be unable to attest to management’s assessment or may issue a qualified report in the future. This could result in an adverse reaction in the financial markets due to investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements, which could cause the market price of our shares to decline.

USE OF PROCEEDS

The selling security holder identified below under “Selling Security Holder” will receive all of the proceeds from the sale of the shares offered by this prospectus supplement. We will receive no proceeds from this offering, with the exception of proceeds received upon exercise of the warrant held by the selling security holder to the extent the selling security holder exercises the warrant in cash. We intend to use any proceeds we receive from the warrant exercise for general corporate purposes.

SELLING SECURITY HOLDER

The table below sets forth the name of the selling security holder, the number of shares of common stock beneficially owned by the selling security holder immediately prior to the date of this prospectus, the number of shares of common stock the selling security holder may acquire upon the exercise of the three warrants issuable to the selling security holder pursuant to the terms of the Agreement, the number of shares that may be offered pursuant to this prospectus supplement and the number of shares of common stock that will be beneficially owned by the selling security holder after the offering is completed. This information is based upon information provided to us by the selling security holder. The selling security holder has not had within the past three years any material relationship with us or any of our predecessors or affiliates. For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares. Pursuant to these rules, shares issuable upon the exercise of any security held by the selling security holder that is exercisable for shares of our common stock within 60 days of November 26, 2007 is considered outstanding for purposes of calculating the percentage owned by such selling security holder. The percentage of shares held is based on a total of 53,801,568 shares of our common stock outstanding as of November 26, 2007.

Information about the selling security holder may change over time. Any updated information given to us by the selling security holder will be set forth in prospectus supplements if and when necessary.

	Securities Beneficially Owned Prior to Offering				Number of Shares Being Registered	Shares Beneficially Owned After the Offering
Selling Security Holder	Shares	Shares Underlying Warrants	Total	Percent		Shares	Shares Underlying Warrants	Percent
Cryptography Research, Inc.	—	928,315	928,315	1.7%	928,315	—	—	—

Generally, only the selling security holder identified in the foregoing table who beneficially owns the securities set forth opposite its name may sell securities under the registration statement of which this prospectus supplement and accompanying prospectus forms a part. We may from time to time include additional selling security holders in an amendment to this registration statement or a supplement to the prospectus. The applicable prospectus supplement will set forth the name of each selling security holder and the number and type of our securities beneficially owned by such selling security holder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any selling security holder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the resale of shares of common stock issuable upon exercise of a warrant held by the selling security holder. We are required to use our best efforts keep the registration statement on Form S-3 effective until the earlier of (i) November 21,

2013, (ii) the first date following the exercise of the warrant in full by the selling security holder in which the selling security holder may publicly sell all then outstanding shares of common stock pursuant to Rule 144 of the Securities Act during a three (3) month period without registration, or (iii) such time as all of the shares of common stock have been sold in the public market.

We will not receive any proceeds from the sale of the common stock by the selling security holders, but we have agreed, in certain cases, to pay the following expenses of the registration of such common stock:

•	all registration and filing fees;

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fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of one counsel for the placement agent or underwriters, if any, in connection with blue sky qualifications; and

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all expenses relating to the preparation, printing, distribution and reproduction of the shelf registration statement, the related prospectus, each amendment or supplement to each of the foregoing, the certificates representing the securities and all other documents relating hereto.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the resale of the securities by the selling security holders. We also have no obligation to pay any out-of-pocket expenses of the selling security holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the securities contemplated hereby.

The selling security holder may from time to time sell the securities covered by this prospectus supplement and the prospectus directly to purchasers. Alternatively, the selling security holder may from time to time offer such securities through dealers or agents, who may receive compensation in the form of commissions from the selling security holder and for the purchasers of such securities for whom they may act as agent. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

These sales may be effected in cross, block or other types of transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the securities may be listed or quoted at the time of sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any other legally available means.

In addition, any securities covered by this prospectus supplement that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.

The selling security holders and any dealers or agents that participate in the distribution of such securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus supplement:

•	the selling security holder may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling security holder;

•	the selling security holder may sell the securities short and deliver the securities to close out these short positions;

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the selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer the securities; and

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the selling security holder may loan or pledge the securities to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

Persons participating in the distribution of the securities offered by this prospectus supplement and accompanying prospectus may engage in transactions that stabilize the price of the securities. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of the securities in the market and to the activities of the selling security holder.

To the extent required, the securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus supplement and prospectus is a part.

PROSPECTUS

MACROVISION CORPORATION

Shares of Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•	shares of our common stock may be offered from time to time by us or by selling security holders;

•	we will provide a prospectus supplement each time shares of our common stock are offered; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and our telephone number is (408) 562-8400. Our common stock is listed on the Nasdaq Global Select Market under the symbol “MVSN.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 20, 2007.

MACROVISION CORPORATION

Macrovision Corporation, a Delaware corporation founded in 1983, provides a broad set of solutions that enable businesses to protect, enhance and distribute their digital goods to consumers across multiple channels. Our solutions include anti-piracy and content protection technologies and services, digital rights management, embedded licensing technologies, usage monitoring for enterprises, and a host of related technologies and services from installation to update to back-office entitlement management. Macrovision solutions are deployed by companies in the entertainment, consumer electronics, gaming, software, information publishing and corporate IT markets to solve industry-specific challenges and bring greater value to their customers. Our operations are organized into four segments: Embedded Solutions, Entertainment, Software and Distribution and Commerce. The organizational structure is designed to enable us to increase our focus on long-term growth, market opportunities and meeting customer needs

The Embedded Solutions segment focuses on consumer electronics manufacturers with solutions enabling them to protect and enhance digital content in digital set top boxes for cable/satellite TV and a variety of PC and consumer electronics video playback and record devices, including our analog copy protection (ACP) technology and digital living network platform (DLNP). The Entertainment segment focuses on our worldwide entertainment and studio customers, including the continuing relationships with the Motion Pictures Association of America (MPAA) and Independent studios. The Entertainment solutions include various digital content protection and enhancement products and services for digital content owners and system operators. The Software segment focuses on independent software vendors and enterprise IT departments with solutions including the FLEXnet suite of electronic license management, electronic license delivery, and software asset management products; Installer Products; and Admin Studio. The Distribution and Commerce segment focuses on serving the digital distribution and managed content requirements of providers of digital goods. The Distribution and Commerce unit includes our All Music Group business and solutions targeted at digital distribution services for games and other content areas, as well as our RightAccess and RightCommerce solutions.

Our principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and our telephone number is (408) 562-8400. Our website is located at www.macrovision.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

References in this prospectus to “Macrovision,” “we,” “our” and “us” refer to Macrovision Corporation and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, the Common Stock described in this prospectus may be offered from time to time by us or by selling security holders. We will provide a prospectus supplement each time shares of our Common Stock are offered pursuant to this prospectus. The prospectus supplement will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.macrovision.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

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•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007;

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Current Reports on Form 8-K filed February 13, 2007, March 7, 2007, May 8, 2007, May 25, 2007, June 5, 2007, July 12, 2007, August 7, 2007, September 28, 2007, October 2, 2007, November 7, 2007, November 9, 2007, November 23, 2007, December 7, 2007 and December 10, 2007, Form 8-K/A filed December 18, 2007, and Form 8-K filed on December 19, 2007; and

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The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 000-22023), as filed with the Commission on January 22, 1997, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and any accompanying prospectus supplement until we sell all of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

Macrovision Corporation

Attention: General Counsel

2830 De La Cruz Boulevard

Santa Clara, California 95050

Tel: 408-562-8400

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus supplement contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find Additional Information.”

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DESCRIPTION OF SECURITIES TO BE REGISTERED

A description of our common stock can be found in our Registration Statement on Form 8-A (Commission File No. 000-22023), as filed with the Commission on January 22, 1997, including any amendment or report filed for the purpose of updating such description, which is incorporated by reference herein.

USE OF PROCEEDS

As this prospectus applies solely to an offering by a selling security holder, we will not receive any of the proceeds from the resale of such securities from time to time by such holder. We will receive proceeds, upon the exercise of the warrants held by the selling security holder to the extent the selling security holder exercises the warrant in cash.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon by Heller Ehrman LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of Macrovision Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to Macrovision Corporation’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, by applying the modified-prospective method.

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